Filed Pursuant to Rule 424(b)(3)
Registration No. 333-179534

SUPERFUND GOLD, L.P. – SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT

DATED AUGUST 13, 2013 TO PROSPECTUS DATED MAY 1, 2013

JULY 2013 PERFORMANCE UPDATE

	July 2013	Year to Date	Total NAV 07/31/2013	NAV per Unit 07/31/2013
Series A-1	6.93%	-14.80%	$8,696,759	$1,212.42
Series A-2	7.11%	-13.80%	$2,278,346	$1,359.82
Series B-1	7.18%	-8.97%	$2,399,040	$1,011.01
Series B-2	7.36%	-7.89%	$3,554,649	$1,093.42

* All performance is reported net of fees and expenses

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GOLD, L.P. – SERIES A-1

JULY 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended July 31, 2013)

STATEMENT OF INCOME

JULY 2013
Investment income, interest	$(50)

Expenses
Management fee	16,375
Ongoing offering expenses	—
Operating expenses	5,458
Selling commissions	14,555
Other expenses	137
Incentive fee	—
Brokerage commissions	7,205
Total expenses	43,730

Net investment gain (loss)	(43,780)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(533,066)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	1,140,235

Net gain (loss) on investments	607,169

Net increase (decrease) in net assets from operations	$563,389

STATEMENT OF CHANGES IN NET ASSET VALUE

JULY 2013
Net assets, beginning of period	$8,281,593

Net increase (decrease) in net assets from operations	563,389

Capital share transactions
Issuance of shares	30,000
Redemption of shares	(178,223)

Net increase (decrease) in net assets from capital share transactions	(148,223)

Net increase (decrease) in net assets	415,166

Net assets, end of period	$8,696,759
NAV Per Unit, end of period	$1,212.42

SUPERFUND GOLD, L.P. – SERIES A-2

JULY 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended July 31, 2013)

STATEMENT OF INCOME

JULY 2013
Investment income, interest	$(13)

Expenses
Management fee	4,283
Ongoing offering expenses	—
Operating expenses	1,428
Other expenses	36
Incentive fee	—
Brokerage commissions	1.884
Total expenses	7,630

Net investment gain (loss)	(7,643)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(139,417)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	298,215

Net gain (loss) on investments	158,798

Net increase (decrease) in net assets from operations	$151,155

STATEMENT OF CHANGES IN NET ASSET VALUE

JULY 2013
Net assets, beginning of period	$2,231,050

Net increase (decrease) in net assets from operations	151,155

Capital share transactions
Issuance of shares	0
Redemption of shares	(103,859)

Net increase (decrease) in net assets from capital share transactions	(103,859)

Net increase (decrease) in net assets	47,296

Net assets, end of period	$2,278,346

NAV Per Unit, end of period	$1,359.82

SUPERFUND GOLD, L.P. – SERIES B-1

JULY 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended July 31, 2013)

STATEMENT OF INCOME

JULY 2013
Investment income, interest	$(40)

Expenses
Management fee	4,517
Ongoing offering expenses	—
Operating expenses	1,506
Selling commissions	4,015
Other expenses	226
Incentive fee	—
Brokerage commissions	2,794
Total expenses	13,058

Net investment gain (loss)	(13,097)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(150,154)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	324,011

Net gain (loss) on investments	173,858

Net increase (decrease) in net assets from operations	$160,760

STATEMENT OF CHANGE IN NET ASSET VALUE

JULY 2013
Net assets, beginning of period	$2,262,367

Net increase (decrease) in net assets from operations	160,760

Capital share transactions
Issuance of shares	0
Redemption of shares	(24,087)

Net increase (decrease) in net assets from capital share transactions	(24,087)

Net increase (decrease) in net assets	136,673

Net assets, end of period	$2,399,040
NAV Per Unit, end of period	$1,011.01

SUPERFUND GOLD, L.P. – SERIES B-2

JULY 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended July 31, 2013)

STATEMENT OF INCOME

JULY 2013
Investment income, interest	$(58)

Expenses
Management fee	6,682
Ongoing offering expenses	—
Operating expenses	2,227
Other expenses	335
Incentive fee	—
Brokerage commissions	4,132
Total expenses	13,376

Net investment gain (loss)	(13,434)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(222,111)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	479,284

Net gain (loss) on investments	257,174

Net increase (decrease) in net assets from operations	$243,739

STATEMENT OF CHANGE IN NET ASSET VALUE

JULY 2013
Net assets, beginning of period	$3,307,161

Net increase (decrease) in net assets from operations	243,739

Capital share transactions
Issuance of shares	9,058
Redemption of shares	(5,309)

Net increase (decrease) in net assets from capital share transactions	3,749

Net increase (decrease) in net assets	247,488

Net assets, end of period	$3,554,649

NAV Per Unit, end of period	$1,093.42

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.